Exhibit 4.2

DESCRIPTION OF BANK OF COMMERCE HOLDINGS SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2019, Bank of Commerce Holdings (“BOCH,” “we,” “us” or “our”) had common stock as the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The statements made below include summaries of certain provisions contained in our restated articles of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to such restated articles of incorporation and bylaws.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share. As of December 31, 2019, we had no shares of preferred stock issued. Our board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the board of directors may determine.

Our common stock is listed for trading on The NASDAQ Global Market under the symbol “BOCH.”

Our shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. If BOCH is liquidated, the holders of our common stock are entitled to share, on a pro rata basis, our remaining assets after provision for liabilities.

Dividend Rights

Dividends may be paid on our common stock as and when declared by our board of directors out of funds legally available for the payment of dividends. Our board of directors may issue preferred stock that is entitled to such dividend rights as the board of directors may determine, including priority over the common stock in the payment of dividends.

Voting Rights

All voting rights are currently vested in the holders of our common stock, with each share being entitled to one vote.

Our amended and restated bylaws provide that at a meeting of shareholders at which directors are to be elected, no shareholder shall be entitled to cumulate votes (i.e., to cast for any one or more candidates a number of shares greater than the number of the shareholders’ shares) unless the candidates’ names have been placed in nomination prior to the commencement of the voting and a shareholder has been given notice at the meeting, prior to the commencement of the voting, of the shareholder’s intention to cumulate votes. If any shareholder has given such a notice, every shareholder entitled to vote may cumulate their votes for candidates in nomination, and may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected; votes against the director and votes withheld shall have no legal effect.

Required Vote for Authorization of Certain Actions

Under applicable California law, a majority vote is generally required for approval of mergers or share exchanges, except as otherwise provided in our restated articles of incorporation (see “Potential ‘Anti-Takeover’ Provisions,” below).

Potential “Anti-Takeover” Provisions

Our restated articles of incorporation contain a provision requiring that specified business combinations with an “Interested Stockholder” be approved by not less than 66 2/3% of the total shares attributable to persons other than such “Interested Stockholder” unless certain conditions are met. This requirement power of the then outstanding shares unless it is (i) approved by our board of directors, or (ii) certain price and procedural requirements are satisfied. An “Interested Stockholder” is generally defined to include (i) a person or entity that is the beneficial owner of more than 20% of BOCH’s voting stock, or (ii) an “Affiliate” of BOCH (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) and at any time during the prior two-year period was the beneficial owner of 20% or more of the issued and outstanding stock of BOCH. This requirement does not apply if the business combination is approved by 66 2/3% or BOCH’s “disinterested directors” (as defined in the restated articles of incorporation).